Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement of Energy Partners, Ltd. and certain guarantor subsidiaries on Form S-4 of our report dated March 1, 2011, relating to the audited statements of revenues and direct operating expenses of the properties acquired from Anglo-Suisse Offshore Partners, LLC for each of the fiscal twelve-month periods in the three-year period ended December 31, 2010, which was included on Form 8-K/A of Energy Partners, Ltd. filed with the Securities and Exchange Commission on March 23, 2011. We also consent to the references to our firm contained in the Registration Statement listed above, including under the caption “Experts”.

/s/ UHY LLP

Houston, Texas

July 14, 2011